UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 12, 2018

Hardinge Inc.
(Exact name of registrant as specified in its charter)

New York	000-15760	16-0470200
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

One Hardinge Drive Elmira, NY		14903
(Address of principal executive offices)		(Zip Code)
(607) 734-2281
(Registrant’s telephone number, including area code)
Not Applicable
(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒ Soliciting material to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
 Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the
Exchange Act. ☐

Item 1.01.    Entry into a Material Definitive Agreement.
Merger Agreement
On February 12, 2018, Hardinge Inc., a New York corporation (“Hardinge” or the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Hardinge Holdings, LLC, a Delaware limited liability company (“Parent”), and Hardinge Merger Sub, Inc., a New York corporation (“Acquisition Sub”). Parent and Acquisition Sub are affiliates of Privet Fund LP and Privet Fund Management LLC (collectively, “Privet”). Pursuant to the Merger Agreement and related agreements described below, Parent has agreed to acquire the shares of Hardinge other than shares held by Parent in a merger transaction at a price of $18.50 per share.
The Strategic Alternatives Committee of the Company’s Board of Directors (the “Committee”) and the members of the Company’s Board of Directors other than the members affiliated with Privet (the “Disinterested Directors”) unanimously determined that the transactions contemplated by the Merger Agreement, including the Merger, are fair to, and in the best interests of, the Company and its shareholders, and approved the Merger Agreement and the transactions contemplated therein, including the Merger, and the Disinterested Directors resolved to recommend that the Company’s shareholders vote in favor of the adoption of the Merger Agreement and the approval of the Merger. The Committee received a fairness opinion from the Company’s financial advisor, BMO Capital Markets Corp. (“BMO”).
Privet expects to finance the Merger with a combination of equity and debt financing, as well as available cash on hand of the Company and its subsidiaries.
Transaction Structure
On the terms and subject to the conditions set forth in the Merger Agreement, Hardinge will merge with and into Acquisition Sub (the “Merger”), with Hardinge surviving the Merger as a wholly owned subsidiary of Parent. At the effective time of the Merger, each share of common stock, $0.01 par value, of the Company (“Company Common Stock”) will be converted into the right to receive $18.50 in cash (the “Merger Consideration”). Privet Fund LP has agreed to contribute the 1,315,090 shares of Company Common Stock that it holds (representing approximately 10.2% of the outstanding shares of Company Common Stock) to Parent prior to the closing of the Merger, and such contributed shares shall remain outstanding after the closing of the Merger and will not be converted into the right to receive the Merger Consideration.
At the effective time of the Merger, (1) all vested and unvested options to acquire shares of Company Common Stock will be cancelled and the holders will be entitled to receive the excess (if any) of the Merger Consideration over the exercise price per share for each share of Company Common Stock underlying such options, less applicable withholding taxes, and (2) all vested and unvested stock units and all restricted stock awards of the Company will be cancelled and the holders will be entitled to receive the Merger Consideration in respect of each share of Company Common Stock subject to the award, less applicable withholding taxes. With respect to any performance-vesting stock options and stock units of the Company, performance will be deemed satisfied at closing at the greater of the target level and actual performance.
Go-Shop Period and Solicitation
The Merger Agreement provides that, during the period beginning on the date of the Merger Agreement and continuing until 11:59 p.m. (New York time) on March 29, 2018 (the “Go-Shop Period End Date”), the Company, its subsidiaries, directors, officers and representatives may (i) actively solicit and encourage the making of alternative proposals from third parties and provide nonpublic information to such third parties (subject to entry into acceptable confidentiality agreements), so long as Parent is provided with such nonpublic information substantially concurrently with such party and (ii) enter into or participate in any discussions or negotiations with such third parties regarding such alternative proposals. The Company’s outreach prior to the Go-Shop Period End Date will be conducted by its financial advisor BMO and any person requiring further information may contact Christopher Gaynor at (212) 702-1731 or christopher.gaynor@bmo.com.

Beginning March 30, 2018, the Company will become subject to customary “no shop” restrictions prohibiting the Company and its subsidiaries and their respective directors, officers and representatives from soliciting alternative proposals from third parties or providing information to or participating in any discussions or negotiations with third parties regarding alternative proposals. However, the Company may continue to engage in the foregoing activities with any third party that made a written alternative proposal prior to the Go-Shop Period End Date that the Company’s Board of Directors determines in good faith, no later than 5 business days after the Go-Shop Period End Date, after consultation with its legal counsel and financial advisors, either constitutes a Superior Proposal (as defined in the Merger Agreement) or could reasonably be expected to result in a Superior Proposal (each, an “Excluded Party”), for so long as such person remains an Excluded Party.
Notwithstanding the above limitations, prior to obtaining the Company Stockholder Approvals (as defined below), the Board may change its recommendation that Company shareholders vote to approve the Merger and the Merger Agreement in certain limited circumstances, including in the case of a material favorable intervening event relating to the Company or in the event of a Superior Proposal, in each case on the terms and subject to the conditions specified in the Merger Agreement.
Termination
The Merger Agreement contains certain termination rights, including the right of the Company to terminate the Merger Agreement to accept a Superior Proposal, subject to specified limitations, and provides that, upon termination of the Merger Agreement by the Company or Parent in certain circumstances, the Company will be required to pay Parent a termination fee of $8,535,000 and reimburse certain expenses of Parent up to $3,658,000 (or a termination fee of $3,658,000 and reimbursement of certain expenses up to $3,658,000 under specified conditions where the Company terminates the Merger Agreement to accept a Superior Proposal from an Excluded Party as long as that Excluded Party enters into a definitive agreement prior to May 13, 2018). Upon termination of the Merger Agreement by the Company or Parent under specified conditions, Parent will be required to pay the Company a “reverse” termination fee of $14,631,000 and reimburse certain expenses of the Company up to $3,658,000. In addition, subject to certain exceptions and limitations, either party may terminate the Merger Agreement if the Merger is not consummated by August 31, 2018, if a governmental entity has issued a final and non-appealable order permanently enjoining or prohibiting the Merger, or if the Merger Agreement is not approved by Hardinge’s shareholders at the shareholder meeting.
Conditions to the Merger
The consummation of the Merger is subject to the affirmative vote of two-thirds of the outstanding shares of Company Common Stock entitled to vote (the “Company Shareholder Approval”).
In addition, the consummation of the Merger is also subject to various other closing conditions, including, among others:

•	expiration of any waiting period applicable to the consummation of the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended;

•	absence of any injunctions or laws prohibiting the Merger;

•	no change or effect having occurred after entry into the Merger Agreement that would constitute a material adverse effect on the Company;

•	the accuracy of representations and warranties, subject to specified materiality thresholds; and

•	compliance with covenants and agreements in the Merger Agreement in all material respects.
Other Terms of the Merger Agreement
The Company has made customary representations, warranties and covenants in the Merger Agreement, including, among others, covenants (i) to conduct its business in the ordinary course during the period between the execution of the Merger Agreement and the effective time of the Merger, (ii) not to engage in certain types of transactions during this period unless agreed to in writing by Parent, (iii) to convene and hold a meeting of its shareholders for the purpose of obtaining the Company Shareholder Approval and (iv) to use reasonable best efforts to obtain certain regulatory approvals.
Limited Guaranty
Concurrently with the execution of the Merger Agreement, Privet Fund LP has entered into a limited guaranty (the “Limited Guaranty”), pursuant to which it has agreed to guarantee certain obligations of Parent under the Merger Agreement, including Parent’s obligation to pay any termination fee and reimburse the Company with respect to certain expenses in connection with the Merger, in any event in an amount not to exceed $85,000,000.
The foregoing description of the Merger and the Merger Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Merger Agreement, a copy of which is attached hereto as Exhibit 2.1 and is incorporated into this report by reference in its entirety. The Merger Agreement has been attached to provide shareholders with information regarding its terms. It is not intended to provide any other factual information about the Company. In particular, the assertions embodied in the representations and warranties contained in the Merger Agreement are qualified by information in confidential disclosure letters provided by each of the Company and Parent to the other in connection with the signing of the Merger Agreement. These confidential disclosure letters contain information that modifies, qualifies and creates exceptions to the representations and warranties and certain covenants set forth in the Merger Agreement. Moreover, certain representations and warranties in the Merger Agreement were used for the purposes of allocating risk between the Company and Parent rather than establishing matters as facts. Accordingly, the representations and warranties in the Merger Agreement should not be considered characterizations of the actual state of facts about the Company.
Support Agreement
In connection with entering into the Merger Agreement, Hardinge and Privet entered into a support agreement (the “Support Agreement”) pursuant to which Privet Fund LP and Privet Fund Management, LLC have committed to vote their 1,372,188 shares of Company Common Stock (representing approximately 10.6% of the outstanding shares of Company Common Stock) they beneficially own, as well as any additional shares of Company Common Stock that they acquire after the date of the Merger Agreement, in favor of, and take certain other actions in furtherance of, the transactions contemplated by the Merger Agreement, including the Merger. The Support Agreement will terminate upon the earliest to occur of (i) the effective time of the Merger, (ii) termination of the Merger Agreement in accordance with its terms and (iii) the written agreement of the parties.
The foregoing description of the Support Agreement does not purport to be complete and is qualified in its entirety by reference to the Support Agreement, which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.
Item 8.01.    Other Events.
On February 12, 2018, the Company issued a press release announcing entry into the Merger Agreement. A copy of this press release is filed as Exhibit 99.1 hereto, and is incorporated by reference in its entirety to this Item 8.01.

Item 9.01.    Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description
2.1	Agreement and Plan of Merger, dated as of February 12, 2018, by and among Hardinge Inc., Hardinge Holdings, LLC and Hardinge Merger Sub, Inc.*
10.1	Support Agreement, dated as of February 12, 2018, by and among Hardinge Inc., Privet Fund LP and Privet Fund Management, LLC.
99.1	Press Release, dated as of February 12, 2018.
*The Company Disclosure Letter has been omitted from this filing pursuant to Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule will be furnished to the Securities and Exchange Commission upon request.

*                *                *

Important Additional Information and Where to Find It

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. The proposed acquisition of the Company by Privet will be submitted to the shareholders of the Company for their consideration. The Company will file with the Securities and Exchange Commission (“SEC”) a proxy statement of the Company. The Company also plans to file other documents with the SEC regarding the proposed transaction. SHAREHOLDERS OF THE COMPANY ARE URGED TO READ THE PROXY STATEMENT AND OTHER RELEVANT DOCUMENTS THAT WILL BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Shareholders will be able to obtain free copies of the proxy statement and other documents containing important information about the Company and Privet, once such documents are filed with the SEC, through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed with the SEC by the Company will be available free of charge on the Company’s website at www.hardinge.com and clicking on “Investor Relations” or by contacting the Company’s Investor Relations Department at (716) 843-3908.

Participants in the Solicitation

The Company and certain of its directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of the Company in connection with the proposed transaction. Information about the directors and executive officers of the Company is set forth in its proxy statement for its 2017 annual meeting of shareholders, which was filed with the SEC on March 17, 2017. This document can be obtained free of charge from the sources indicated above. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials to be filed with the SEC when they become available.

Forward Looking Statements

This communication contains forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended) that involve risks and uncertainties concerning Hardinge’s expected financial performance and its strategic and operational plans. Such statements are based on management's current expectations, assumptions, estimates, and projections, as well as information currently available to Hardinge, which involve risks and uncertainties. Any statements that are not statements of historical fact or that are about future events may be deemed to be forward-looking statements. For example, words such as "may," "will," "should," "estimates," "predicts," "potential," "continue," "strategy," "believes," "anticipates," "plans," "expects," "intends," and similar expressions are intended to identify forward-looking statements. The actual results or outcomes and the timing of certain events may differ significantly from those discussed in any forward-looking statements.

Certain factors could cause actual results to differ from those anticipated in the forward-looking statements in this release, including the possibility that the proposed transaction is delayed or does not close, including due to the failure to receive required shareholder approval, the taking of governmental action (including the passage of legislation) to block the transaction, the failure of Privet to obtain the equity and debt financing or other funds required to finance the transaction, or the failure of other closing conditions, the possibility that the expected financial impacts will not be realized, or will not be realized within the expected time period, including as a result of fluctuations in the machine tool business, the cyclical nature of our markets, changes in general economic conditions in the U.S. or internationally, the mix of products sold and the profit margins thereon, the relative success of our entry into new product and geographic markets, our ability to manage our operating costs and announced cost reduction initiatives, product liability claims, work stoppages or other labor issues, our ability to execute on our previously announced real estate sale and other restructuring activities, actions taken by customers such as order cancellations or reduced bookings by customers or distributors, competitors’ actions such as price discounting or new product introductions, governmental regulations and environmental matters, loss of key management or other personnel, failure of operating equipment or information technology infrastructure, changes in the availability and cost of materials and supplies, the implementation of new technologies and currency fluctuations, and other risks and factors described in our quarterly reports on Form 10-Q and annual reports on Form 10-K and in our other filings with the SEC or in materials incorporated therein by reference.

We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Hardinge Inc.
(Registrant)
Date	February 12, 2018
/s/ Christopher DiSantis
Christopher DiSantis Chairman